UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Coherus BioSciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COHERUS BIOSCIENCES, INC.

333 Twin Dolphin Drive, Suite 600,

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2016

To the Stockholders of Coherus BioSciences, Inc.:

The 2016 Annual Meeting of Stockholders, or the 2016 Annual Meeting, of Coherus BioSciences, Inc., a Delaware corporation, or the Company, will be held on May 24, 2016 at 3:00 p.m. local time at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025 for the following purposes:

1.	To elect three Class II directors to hold office until the 2019 Annual Meeting of Stockholders or until their successors are elected;

2.	To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016;

3.	To hold an advisory vote on the frequency of holding future stockholder advisory votes regarding compensation awarded to named executive officers; and

4.	To transact such other business as may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders who owned the Company’s common stock at the close of business on March 31, 2016 may vote at the 2016 Annual Meeting or any adjournments or postponements that take place.

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2015 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2015 Annual Report to Stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

You are cordially invited to attend the 2016 Annual Meeting in person. Whether or not you plan to attend the 2016 Annual Meeting, please vote as soon as possible. You may vote over the internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Please note that any stockholder attending the 2016 Annual Meeting may vote in person, even if the stockholder has already returned a proxy card or voting instruction card.

Our board of directors recommends that you vote “FOR” the election of its director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and “3 YEARS” for the frequency of holding future stockholder advisory votes regarding compensation awarded to named executive officers.

By Order of the Board of Directors:

/s/ Jean-Frédéric Viret
Jean-Frédéric Viret, Ph.D. Chief Financial Officer

Redwood City, California

April 8, 2016

Page
QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	13

PROPOSAL NO. 3 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY (“SAY-ON-PAY”) VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	14

CORPORATE GOVERNANCE	15

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	21

NON-EMPLOYEE DIRECTOR COMPENSATION	23

EXECUTIVE OFFICERS	25

COMPENSATION DISCUSSION AND ANALYSIS	27

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	35

EXECUTIVE COMPENSATION TABLES	36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	46

ADDITIONAL INFORMATION	46

i

COHERUS BIOSCIENCES, INC.

333 Twin Dolphin Drive, Suite 600,

Redwood City, California 94065

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2016

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2016

This proxy statement and our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, are available at our website at www.coherus.com and at www.proxyvote.com.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the internet or, upon your request, have delivered paper proxy materials to you, because the board of directors of Coherus BioSciences, Inc., or the Company, is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, or the 2016 Annual Meeting, or any adjournments or postponements that take place. The 2016 Annual Meeting will be held on May 24, 2016 at 3:00 p.m. local time at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025. As a stockholder, you are invited to attend the 2016 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2016 Annual Meeting to vote.

What is included in the proxy materials?

The proxy materials include:

•	This proxy statement, which includes information regarding the proposals to be voted on at the 2016 Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;

•	Our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and

•	The proxy card or a voting instruction card for the 2016 Annual Meeting.

The proxy materials are being mailed or made available to stockholders on or about April 8, 2016.

Why did I receive a Notice of Internet Availability of Proxy Materials, or the Notice, in the mail instead of a complete set of paper proxy materials?

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice, but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, and how to request a paper copy of the proxy materials. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.

Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Who can vote at the 2016 Annual Meeting?

Only stockholders of record at the close of business on March 31, 2016 will be entitled to vote at the 2016 Annual Meeting. On this record date, there were 39,139,225 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on March 31, 2016, your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the 2016 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2016 Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on March 31, 2016, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2016 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2016 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the 2016 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals are scheduled for a vote?

There are three proposals scheduled for a vote at the 2016 Annual Meeting:

•	Proposal No. 1 – To elect three Class II directors to hold office until the 2019 Annual Meeting of Stockholders or until their successors are elected;

•	Proposal No. 2 – To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016; and

•	Proposal No. 3 – To vote on the frequency of holding future stockholder advisory votes regarding compensation awarded to named executive officers.

How do I vote?

For Proposal No. 1, you may either vote “FOR” all nominees to the board of directors or you may “WITHHOLD” your vote for any nominee you specify. For Proposal No. 2, you may either vote “FOR” or “AGAINST” or you may abstain from voting. For Proposal No. 3, you may either vote “3 YEARS,” “2 YEARS” or “1 YEAR” or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2016 Annual Meeting or vote by proxy by telephone or internet or by mail. Whether or not you plan to attend the 2016 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2016 Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person. You may attend the 2016 Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy by telephone or internet. If you have telephone or internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the 2016 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the 2016 Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the Company’s common stock you own as of March 31, 2016.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each nominee for director (Proposal No. 1), “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016 (Proposal No. 2) and “3 YEARS” for the frequency of holding future stockholder advisory votes regarding compensation awarded to named executive officers (Proposal No. 3). If any other matter is properly presented at the 2016 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2016 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

•	You may attend the 2016 Annual Meeting and vote in person. Simply attending the 2016 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the 2016 Annual Meeting. On the record date, there were 39,139,225 shares outstanding and entitled to vote. Accordingly, the holders of 19,569,613 shares must be present at the 2016 Annual Meeting to have a quorum. Your shares will be counted toward the quorum at the 2016 Annual Meeting only if you vote in person at the meeting, or you submit a valid proxy vote.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present and entitled to vote at the meeting in person or represented by proxy may adjourn the 2016 Annual Meeting to another date.

How are votes counted?

Votes will be counted by the Inspector of Elections appointed for the 2016 Annual Meeting. The Inspector of Elections will separately count:

•	“FOR,” “WITHHOLD” and broker non-votes for Proposal No. 1 (the election of directors);

•	“FOR” and “AGAINST” votes, abstentions and, if any, broker non-votes for Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2016); and

•	“3 YEARS,” “2 YEARS,” “1 YEAR,” abstentions and broker non-votes for Proposal No. 3 (the advisory vote on the frequency of holding future stockholder advisory votes regarding compensation awarded to named executive officers).

If your shares are held by your broker or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give voting instructions to your broker or other agent, your broker or other agent can only vote your shares with respect to “routine” matters (as described below).

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposal No. 1 to elect directors and Proposal No. 3 to vote on the frequency of stockholder advisory votes regarding compensation awarded to named executive officers are non-routine matters, but Proposal No. 2 to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016 is a “routine” matter. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 and Proposal No. 3. Broker non-votes will not be counted toward the vote total for any proposal at the 2016 Annual Meeting.

How many votes are needed to approve each proposal?

•	Proposal No. 1 – To elect three Class II directors to hold office until the 2019 Annual Meeting of Stockholders or until their successors are elected. The three nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes will not be counted towards the vote total for this proposal.

•	Proposal No. 2 – To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non-votes) are required to approve this proposal. Because Proposal No. 2 is considered a “routine” matter, no broker non-votes are expected in connection with this proposal.

•	Proposal No. 3 – To vote on the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers. The option of “3 YEARS,” “2 YEARS,” or “1 YEAR” that receives the highest number of votes cast by stockholders will be determined to be the preferred frequency for the advisory vote on executive compensation that has been selected by stockholders. Broker non-votes will not be counted towards the vote total for this proposal.

How can I find out the results of the voting at the 2016 Annual Meeting?

We will disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2016 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K within four business days after the date the final voting results are available.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in the proxy materials for the 2017 Annual Meeting of Stockholders, your proposal must be submitted in writing by December 11, 2016, to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. However, if the meeting is not held between April 24, 2017 and June 23, 2017, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for that meeting.

If you wish to submit a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify the Company’s Corporate Secretary in writing between January 24, 2017 and February 23, 2017. However, if the date of the 2017 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 24, 2017, then you must give notice not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Except as otherwise provided by law, vacancies on the board of directors may be filled only by individuals elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our board of directors currently consists of eight directors and no vacancies, divided into the three following classes:

•	The Class I directors are Christos Richards and August J. Troendle, M.D., and their terms will expire at the 2018 Annual Meeting;

•	The Class II directors are V. Bryan Lawlis, Ph.D., Mary T. Szela and Ali J. Satvat, and their terms will expire at the 2016 Annual Meeting of Stockholders; and

•	The Class III directors are Dennis M. Lanfear, Mats Wahlström and James I. Healy, M.D., Ph.D., and their terms will expire at the 2017 Annual Meeting of Stockholders.

Our current Class II directors, V. Bryan Lawlis, Ph.D., Mary T. Szela and Ali J. Satvat, have been nominated to serve as Class II directors and have agreed to stand for election. If the nominees for Class II are elected at the 2016 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2019 Annual Meeting of Stockholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the three nominees for Class II above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by the Company’s management or the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee for director and each director whose term will continue after the 2016 Annual Meeting. Our board of directors and management encourage each nominee for director and each continuing director to attend the 2016 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE CLASS II NOMINEES FOR DIRECTOR.

CLASS I DIRECTORS – To continue in office until the 2018 Annual Meeting of Stockholders

Christos Richards, age 58, has served as a member of our board of directors since March 2011. Mr. Richards has been partner at Catalyst Advisors LLC, an executive search firm, since January 2014. Prior to that, from October 1998 to January 2014, Mr. Richards held positions of increasing responsibility at Levin & Company, Inc. an executive search and consulting firm. From January 2009 to January 2014, Mr. Richards served as Chief Executive Officer of Levin & Company, Inc. Mr. Richards served as a Principal of Stanton Chase International from July 1996 to October 1998. From 1987 to July 1996, Mr. Richards founded and served as Chief Executive Officer of Career Connection/Nexium Inc. Mr. Richards was educated in Switzerland and is fluent in German and Swiss German.

Mr. Richards brings to the board experience in the recruitment of numerous executive level professionals, including a diverse range of C-level and VP-level executives. We believe Mr. Richards is qualified to serve on our board of directors based on his extensive senior management experience and expertise.

August J. Troendle, M.D., age 59, has served as a member of our board of directors since March 2011. Dr. Troendle has been the Chief Executive Officer, President and Chairman of Medpace, Inc., a clinical research organization, since its inception in 1992. Dr. Troendle previously worked for Sandoz (Novartis) where he was responsible for the clinical development of lipid altering agents. His experience as Medical Review Officer in the Division of Metabolic and Endocrine Drug Products at the FDA gives him insight into the regulatory environment for the development of drugs in the metabolic and cardiovascular fields. He also formerly served on the board of directors of Xenon Pharmaceuticals Inc. from 2009 to 2010. Dr. Troendle received his M.D. from the University of Maryland, School of Medicine. We believe Dr. Troendle is qualified to serve on our board of directors based on his experience in clinical research and expertise in regulatory oversight.

CLASS II NOMINEES FOR DIRECTOR – To be elected for a three-year term expiring at the 2019 Annual Meeting of Stockholders

V. Bryan Lawlis, Ph.D., age 64, has served on our board of directors since May 2014 and prior to that he served as the chairman of our Scientific Advisory Board from November 2012 until he joined the board in May 2014. Since August 2011 he has served as the President and Chief Executive Officer of Itero Biopharmaceuticals, LLC, a privately held limited liability holding company which has held the assets of Itero Biopharmaceuticals, Inc., or Itero Biopharmaceuticals, since August 2011. Dr. Lawlis co-founded and served as President and Chief Executive Officer of Itero Biopharmaceuticals, from 2006 until it discontinued operations in August 2011. Prior to that, he served as President and Chief Executive Officer of Aradigm Corporation, a pharmaceutical company, from August 2004, and served on its board of directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President from June 2003 to August 2004 and as its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis co-founded Covance Biotechnology Services, Inc., a contract biopharmaceutical manufacturing company, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001 when it was sold to Diosyth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc., a biotechnology company, and Genentech. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis has served on the boards of directors of two privately held companies, Sutro Biopharmaceuticals, Inc. since 2003 and Reform Biologics, LLC since February 2014. He has also served on the boards of directors at BioMarin Pharmaceutical Inc., a public biopharmaceutical company since June 2007 and Geron Corporation, a public biopharmaceutical company, since March 2012. Dr. Lawlis has served as an adviser to Phoenix Venture Partners, a venture capital firm focused on manufacturing technologies, since September 2015. Dr. Lawlis holds a B.A. in Microbiology from the University of Texas at Austin and a Ph.D. in Biochemistry from Washington State University. We believe Dr. Lawlis is qualified to serve on our board of directors due to his longtime involvement in the biotechnology industry and extensive service as a director or officer of other life sciences companies.

Mary T. Szela, age 52, has served as a member of our board of directors since July 2014. In January 2016, Ms. Szela was named Chief Executive Officer of Aegerion Pharmaceuticals, Inc. and currently serves on its board of directors. Ms. Szela served as the Chief Executive Officer of Melinta Therapeutics, Inc., an antibiotic development company, from April 2013 to August 2015. She also served on the board of directors of Melinta from January 2013 to August 2015. Ms. Szela has served as a member of the boards of directors of Novo Nordisk since March 2015 and Suneva Medical, Inc. since July 2012. She served as a member of the board of directors of Receptos, Inc. from June 2014 to July 2015. Previously, Ms. Szela joined Abbott Laboratories in 1987 and held several leadership positions, including Senior Vice President of Global Strategic Marketing from January 2010 to May 2012 and Senior Vice President of U.S. Pharmaceuticals from September 2008 to December 2009. Prior to Abbott, Ms. Szela worked for the University of Illinois Hospital. Ms. Szela earned a B.S. in Nursing and an M.B.A. from the University of Illinois. We believe Ms. Szela is qualified to serve on our board of directors because of her extensive management experience and expertise in pharmaceutical company operations.

Ali J. Satvat, age 38, has served as a member of our board of directors since May 2014. Mr. Satvat is a Member of KKR and has been a senior leader of the Health Care industry team within KKR’s Americas Private Equity platform since January 2012. Mr. Satvat has served as a member of the boards of directors of Cohera Medical, Inc. since October 2015, Arbor Pharmaceuticals, Inc. since January 2015 and of PRA Health Sciences, Inc. since September 2013. Prior to joining KKR, Mr. Satvat was a Principal with Apax Partners, where he invested in health care from 2006 to 2012, served as a director of Chiron Holdings (Kinetic Concepts, Inc. and LifeCell Corporation) and TZ Holdings (The TriZetto Group, Inc.) and was actively involved with many of the firm’s successful growth investments. Previously, Mr. Satvat held various positions with Johnson & Johnson Development Corporation, Audax Group and The Blackstone Group, where he was involved in a broad range of transactions. Mr. Satvat holds an A.B. in History and Science from Harvard College and an M.B.A. in Health Care Management and Entrepreneurial Management from the Wharton School of the University of Pennsylvania. Mr. Satvat also serves on the board of directors of the Healthcare Private Equity Association. We believe Mr. Satvat is qualified to serve on our board of directors based on his extensive investment experience in the health care industry.

CLASS III DIRECTORS – To continue in office until the 2017 Annual Meeting of Stockholders

Dennis M. Lanfear, age 60, is our co-founder and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in September 2010. Mr. Lanfear previously was President of InteKrin Therapeutics Inc., a biopharmaceutical company, from 2005 to May 2010. Prior to that, Mr. Lanfear served in various senior leadership roles at Amgen Inc., a biopharmaceutical company from 1986 to 1999. While at Amgen, Mr. Lanfear had key leadership positions in the Process Development department, which under his management became an area of key strategic advantage for Amgen. Mr. Lanfear has also held senior leadership roles in several product development programs including those for growth factors, somatotrophins and neurotrophins and directed efforts from preclinical studies to Phase 3 clinical trials at Amgen. Mr. Lanfear holds B.S. degrees in Chemical Engineering and Biochemistry from Michigan State University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. We believe Mr. Lanfear is qualified to serve on our board of directors because of his background and various leadership roles in the biopharmaceutical field.

Mats Wahlström, age 61, has served as a member of our board of directors since January 2012. He currently serves as the Executive Chairman of KMG Capital Partners, LLC, where he has been a senior leader since April 2012, Chairman of PCI | HealthDev since August 2010 and Chairman of Caduceus Medical Holdings, LLC since August 2010. He has served on the boards of directors of Getinge AB since March 2012, Alteco Medical AB since October 2012 and Triomed AB, since December 2015. He served as a director of Health Grades, Inc., a NASDAQ-listed healthcare ratings company, from March 2009 through its sale to a private equity firm in October 2010, and as a director of Zynex Inc., an over-the-counter medical device manufacturer, from October 2010 through January 2014. From January 2004 to December 2009, Mr. Wahlström served as co-CEO of Fresenius Medical Care North America and a member of the management board at Fresenius Medical Care AG & Co. KGAA. From November 2002 to December 2009, he served as President and CEO of Fresenius Medical Services, which operated more than 1,700 dialysis clinics in the U.S. Prior to joining Fresenius Medical Care in 2002, he held various positions at Gambro AB in Sweden, including President of Gambro North America and Chief Executive Officer of Gambro Healthcare Inc. as well as Chief Financial Officer of the Gambro Group. Mr. Wahlström has a B.S. degree in Economics and Business Administration from University of Lund, Sweden. We believe Mr. Wahlström is qualified to serve on our board of directors because of his extensive management and director experience in the life sciences and healthcare sectors.

James I. Healy, M.D., Ph.D., age 51, has been a member of our board of directors since February 2014. Dr. Healy has been a General Partner of Sofinnova Ventures, a venture capital firm, since June 2000. Prior to June 2000, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Amarin Corporation plc, Ascendis Pharma A/S, Auris Medical Holding AG, Edge Therapeutics, Inc., Natera, Inc. and several private companies. Previously, he served as a board member of Anthera Pharmaceuticals, Inc.,

Durata Therapeutics, Inc., CoTherix, Inc., InterMune, Inc., Hyperion Therapeutics, Inc. and several private companies. Dr. Healy holds an M.D. and a Ph.D. in Immunology from the Stanford University School of Medicine and holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies from the University of California, Berkeley. We believe Dr. Healy is qualified to serve on our board of directors due to his extensive experience investing and working in the pharmaceuticals industry and extensive service on the boards of directors of other life sciences companies.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP, or EY, as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and is seeking ratification of such selection by our stockholders at the 2016 Annual Meeting. EY has audited our financial statements for the fiscal years ended December 31, 2015 and 2014. Representatives of EY are expected to be present at the 2016 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the audit committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain EY. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the shares cast at the 2016 Annual Meeting will be required to ratify the selection of EY.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

The following information sets out the fees for professional services rendered by EY, during the fiscal years 2015 and 2014:

	Year Ended December 31,
	2015	2014
Audit Fees(1)	$2,045,531	$2,360,933
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	26,275	10,500

Total All Fees	$2,071,806	$2,371,433

(1)	This category consists of fees for professional services for the audit of the Company’s 2015 and 2014 financial statements, the review of quarterly financial statements, and for services that are normally provided by the independent registered public accounting firm in connection with other statutory and regulatory filings or engagements. For the years ended December 31, 2015 and 2014, includes fees of $228,168 and $1,705,000, respectively, that were billed in connection with the filing of our Registration Statements on Form S-1 filed in 2015 and 2014, respectively.
(2)	This category consists of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category. We did not incur any fees in this category in the years ended December 31, 2015 or 2014.
(3)	This category consists of fees for professional services rendered for tax compliance and tax advice. We did not incur any fees in this category in the years ended December 31, 2015 or 2014.
(4)	This category consists of fees for professional services rendered in connection with consultations on accounting treatment of various agreements.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://investors.coherus.com. The audit committee has considered the role of EY in providing audit and audit-related services to the Company and has concluded that such services are compatible with EY’s role as the Company’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board of directors. The audit committee’s functions are more fully described in its charter, which is available on our website at http://investors.coherus.com.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2015. The audit committee has discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or PCAOB. In addition, the audit committee has discussed with EY their independence, and received from EY the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with EY, with and without management present, the scope and results of EY’s audit of the financial statements for the fiscal year ended December 31, 2015.

Based on these reviews and discussions, the audit committee has recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Audit Committee

Mats Wahlström

James I. Healy, M.D., Ph.D.

Ali J. Satvat

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY (“SAY-ON-PAY”) VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an non-binding advisory vote from stockholders on the compensation of our named executive officers, i.e., how frequently to request future “Say-on-Pay” votes from stockholders. We are accordingly seeking a non-binding advisory vote from stockholders as to the frequency with which our stockholders should have an opportunity to provide an advisory approval – a “Say-on-Pay” – of our named executive officer compensation. We are providing our stockholders with the choice of selecting a frequency of three years, two years or one year, or abstaining from this advisory vote.

While we will continue to monitor developments in this area, the Board currently recommends holding an advisory “Say-on-Pay” vote from stockholders every three years. We believe that this frequency is appropriate because an advisory vote held every three years will provide our Board and Compensation Committee with sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement desired changes to our compensation programs. Accordingly, our Board believes that a triennial vote is appropriate as it allows time for any changes to incentive programs to be designed and implemented and for the results to be evaluated and reported to stockholders. A triennial vote will also provide our stockholders will sufficient time to evaluate the effectiveness of incentive programs, compensation strategies and our performance.

The Board’s current recommendation is further based on the premise that this frequency could be modified if it becomes apparent that a triennial frequency vote is not meaningful or another frequency would better allow us to achieve our corporate governance objectives.

Board Recommendation

Based on these factors, the Board recommends that future advisory votes by stockholders on named executive officer compensation occur every three years, until the next advisory vote on the frequency of future “Say-on-Pay” votes. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: three years, two years or one year, or to abstain from voting on this item. If none of the frequency alternatives – three years, two years or one year – receives a majority of the votes cast, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. Accordingly, we are asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:

RESOLVED, that the compensation of named executive officers of Coherus Biosciences, Inc. (the “Company”) be submitted to an advisory vote by the Company’s stockholders every (a) three years, (b) two years, or (c) year, with such alternative that receives the highest number of votes cast representing the vote of stockholders.

The vote on this resolution is advisory, and therefore not binding on the Company, the Board or its Compensation Committee. The Board may decide that it is in the best interests of the Company and its stockholders to hold future advisory “Say-on-Pay” votes more or less frequently than the frequency indicated by stockholders in voting on this proposal. Irrespective of the outcome of the vote on this resolution, the Company’s first advisory “Say-on-Pay” vote will be at the Company’s 2017 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS APPROVE, IN A NON-BINDING ADVISORY VOTE, THAT FUTURE ADVISORY VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE REQUESTED EVERY THREE YEARS.

CORPORATE GOVERNANCE

Board Composition

Director Independence

Our board of directors currently consists of eight members. Our board of directors has determined that all of our directors, as well as each individual nominated by our board of directors for election to our board of directors at the 2016 Annual Meeting, other than Messrs. Lanfear and Richards and Dr. Troendle, qualify as “independent” directors in accordance with the NASDAQ listing requirements. Mr. Lanfear is not considered independent because he is an employee of our company. Mr. Richards is not considered independent because he has served as an executive officer of Catalyst Advisors, LP and Levin & Company which provided executive search services to us. Dr. Troendle is not considered independent because he is a founder and chief executive officer of Medpace, Inc., a company that has provided clinical research services to us.

The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As described more fully below, the board of directors has also determined that each current member of the compensation committee, and each current member of the audit committee and the nominating and corporate governance committee, as well as each director and director nominee that we expect to serve on such committees after the 2016 Annual Meeting, meets the independence standards applicable to those committees prescribed by NASDAQ, the SEC, and the Internal Revenue Service.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Mr. Lanfear currently serves as the Chairman of the board of directors and Mr. Wahlström currently serves as the lead independent director of the board of directors. All of our directors are encouraged to make suggestions for board of director’s agenda items of pre-meeting materials. In addition, in his role as lead independent director, Mr. Wahlström presides over the executive sessions of the board of directors in which Mr. Lanfear, as the Chief Executive Officer, does not participate and serves as a liaison to management on behalf of the independent members of the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures and considers and approves or disapproves any related-persons transactions. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors and Committees

During 2015, the board of directors met five times, the audit committee met eight times, the compensation committee met nine times and the nominating and corporate governance committee did not meet. In that year, each director attended at least 75% of the meetings of the board of directors and the committees on which he or she served which occurred while such director was a member of the board of directors and such committees, except that Ms. Szela did not attend two such meetings of the board of directors. As required under NASDAQ rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible audit and non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	is responsible for reviewing our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	reviews the audit committee charter and the committee’s performance.

The current members of our audit committee are Mats Wahlström, James I. Healy, M.D., Ph.D. and Ali J. Satvat. Mr. Wahlström serves as the chairman of the committee. After the 2016 Annual Meeting, and subject to election by our stockholders in the case of Mr. Satvat, we expect that our audit committee will be composed of Mr. Wahlström, as chairman, Dr. Healy and Mr. Satvat.

Each of the current members of our audit committee, as well as the expected members of our audit committee after the 2016 Annual Meeting, meets or will meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. Wahlström is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Messrs. Wahlström and Satvat and Dr. Healy are independent under the heightened independence standards under the applicable rules of NASDAQ. Our audit committee has been established in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends corporate goals and objectives relevant to compensation of our President and Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are James I. Healy, M.D., Ph.D., V. Bryan Lawlis, Ph.D. and Mary T. Szela. Dr. Healy serves as the chairperson of the committee. After the 2016 Annual Meeting, and subject to election by our stockholders in the case of Dr. Lawlis and Ms. Szela, we expect that our compensation committee will be composed of Dr. Healy, as chairman, Dr. Lawlis and Ms. Szela.

Each of the current members of our compensation committee, as well as the expected members of our compensation committee after the 2016 Annual Meeting, is or will be an independent under the applicable rules and regulations of The NASDAQ Global Market, is or will be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is or will be an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the compensation committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

Our compensation committee has retained Radford, Inc., or Radford, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Radford reports directly to the compensation committee and does not provide any non-compensation-related services to us. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC with our compensation committee. Its responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, our compensation committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, our compensation committee evaluated the independence of its other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors and concluded their work for our compensation committee does not raise any conflicts of interest.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Mats Wahlström, V. Bryan Lawlis and Mary T. Szela. In 2015, Christos Richards served as a member of the nominating and corporate governance committee until November 2015, when Mr. Richards voluntarily resigned from the committee and V. Bryan Lawlis was appointed to the committee by the board. Mr. Wahlström serves as the chairperson of the committee. After the 2016 Annual Meeting, and subject to election by our stockholders in the case of Dr. Lawlis, we expect that our nominating and corporate governance committee will be composed of Mr. Wahlström, as chairman, Dr. Lawlis and Ms. Szela.

Each of the current members of our nominating and corporate governance committee, as well as the expected members of our nominating and corporate governance committee after the 2016 Annual Meeting, is or will be an “independent director” under the applicable rules and regulations of NASDAQ relating to nominating and corporate governance committee independence. Following the 2016 Annual Meeting, we will continue to comply with NASDAQ’s rules regarding independent director oversight of director nominations under either NASDAQ Rule 5605(e)(1)(A) or 5605(e)(1)(B). The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the nominating and corporate governance committee charter is available to security holders on the Company’s website at http://investors.coherus.com.

The nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the board of directors in accordance with laws and regulations established by the SEC and the NASDAQ listing requirements, our bylaws and applicable corporate law, and make recommendations to the board of directors regarding such individuals based on the established criteria for members of our board. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations.

For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.coherus.com. We will disclose any substantive amendments to the code of business conduct and ethics, or any waiver of its provisions, on our website. The reference to our website does not constitute incorporation by reference of the information contained at or available through our website.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage. To the extent the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Director Attendance at Annual Meetings

Our board of directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our board of directors and management team encourage all of our directors to attend the 2016 Annual Meeting. Our Board Chairman and Chief Executive Officer attended our 2015 Annual Meeting.

Stockholder Communications with the Board of Directors

A stockholder may communicate with the board of directors, or an individual director, by sending written correspondence to the Company’s Corporate Secretary at Coherus BioSciences, Inc., 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. The Corporate Secretary will review such correspondence and forward it to the board of directors, or an individual director, as appropriate.

Compensation Committee Interlocks and Insider Participation

During 2015, our compensation committee consisted of James I. Healy, M.D., Ph.D., V. Bryan Lawlis, Ph.D. and Mary T. Szela. Dr. Healy served as the chairperson of the compensation committee. None of the members of our compensation committee have at any time been one of our officers or employees. None of our executive officers currently serves, or has in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2015 to which we have been a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Transaction with Alan Herman, Ph.D.

On December 29, 2014, we remitted Dr. Herman’s portion of federal income tax withholding and Federal Insurance Contributions Act taxes and State of California income tax withholding of an aggregate amount of $1,691,037 (the Tax Obligation Amount) to the Internal Revenue Service and State of California tax authorities, and Dr. Herman provided a binding commitment to pay the Tax Obligation Amount to us, pursuant to which he irrevocably committed to sell, assign and transfer to us on July 10, 2015, or on such later date as designated by the Company (the Sale Date), a number of shares of our common stock having an aggregate fair market value equal to the Tax Obligation Amount as of the Sale Date. On July 10, 2015, Dr. Herman settled his binding commitment to pay the Tax Obligation Amount to us for cash and we canceled the duly executed blank irrevocable stock power that Dr. Herman previously delivered to the Company.

Sales and Purchases of Securities

Engagements with Catalyst Advisors LP and Levin & Company, Inc.

Christos Richards, a member of our board of directors, is a partner in Catalyst Advisors LP, or Catalyst, an executive search firm. We retained Catalyst in 2015 to perform executive search and recruiting services. During the year ended December 31, 2015, we recorded approximately $817,000 in our consolidated statement of operations for services rendered by Catalyst and paid Catalyst approximately $855,000.Prior to 2014, Mr. Richards was Chief Executive Officer of Levin & Company, Inc. or Levin, an executive search firm. We retained Levin during the period of January 1, 2011 through December 31, 2013 to perform executive search and recruiting services. The total amount paid by us to Levin for these services in this period, including expense reimbursement, was approximately $254,000.

In March 2014, we issued to Mr. Richards a warrant exercisable for up to 26,505 shares of our common stock, with an exercise price of $1.6670 per share, as additional consideration for services provided to us by Mr. Richards in connection with these engagements.

Medpace, Inc. Master Services Agreement

In January 2012, we entered into a Master Services Agreement with Medpace, Inc., or Medpace, a contract research organization, or CRO, under which we engage Medpace to perform certain CRO services related to the design and execution of clinical development programs. August J. Troendle, M.D., who is a member of our board of directors, is Chief Executive Officer, President and Chairman of Medpace, Inc. and is the Managing Member of MX II Associates, LLC. Prior to the consummation of our IPO, MX II Associates, LLC was a beneficial owner of more than 5% of our common stock. In August 2014 we executed a task order with Medpace to cover the in-life management of the Phase 3 rheumatoid arthritis study (a Phase 3, double-blind, randomized, parallel-group, active-control study to compare the efficacy and safety of CHS-0214 versus Enbrel® in subjects with rheumatoid arthritis and inadequate response to treatment with methotrexate). In September 2014, we executed a task order with Medpace to cover the in life management of the Phase 3 chronic plaque psoriasis study (a Phase 3, double-blind, randomized, parallel-group, active-control study to compare the efficacy and safety of CHS-0214 versus Enbrel in subjects with chronic plaque psoriasis). In June 2015, we executed a task order with Medpace to cover a Phase 3, open-label, safety extension study of CHS-0214. The Master Services Agreement with Medpace provides for a minimum fee commitment of $35.0 million for clinical trial services which is further discussed in Note 8 of the Consolidated Financial Statements in our Annual Report on Form 10-K. During the year ended December 31, 2015, we recorded approximately $42.5 million in our consolidated statement of operations for services rendered by Medpace and we paid Medpace approximately $42.7 million.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. As provided by our audit committee charter, our audit committee will be responsible for reviewing and approving any related person transaction and in doing so will consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. Since the adoption of this policy, we have followed all policies and procedures in reviewing, approving and ratifying related person transactions.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information for the year ended December 31, 2015 regarding the compensation awarded to, earned by or paid to our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards($)(1)		All Other Compensation ($)		Total ($)
James I. Healy, M.D., Ph.D.	48,750	821,885		—		870,635
V. Bryan Lawlis, Ph.D.	35,625	936,035	(2)	50,000	(3)	1,021,660
Christos Richards	33,750	365,282		—		399,032
Ali J. Satvat	37,500	365,282		—		402,782
Mary T. Szela	39,375	365,282		—		404,657
August J. Troendle, M.D.	30,000	365,282		—		395,282
Mats Wahlström	71,250	1,735,090		—		1,806,340

(1)	Amount represents the grant date fair value of options granted during the year ended December 31, 2015 as calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 12 to the audited consolidated financial statements included in the Annual Report on Form 10-K. As of December 31, 2015, our non-employee directors held options to purchase the aggregate number of shares of our common stock set forth in the table below.

Name	Shares Subject to Outstanding Options
James I. Healy, M.D., Ph.D.	74,994
V. Bryan Lawlis, Ph.D.	111,241
Christos Richards	64,991
Ali J. Satvat	49,997
Mary T. Szela	34,997
August J. Troendle, M.D.	28,124
Mats Wahlström	184,982

(2)	Amount includes $365,282 in the grant date fair value of options granted for Dr. Lawlis’ service on the board of directors and $570,753 in the grant date fair value of options granted for Dr. Lawlis’ service on our scientific advisory board.
(3)	Amount represents fees paid or earned by Dr. Lawlis for serving as chairman of our scientific advisory board during 2015.

In March 2015, our board of directors approved a director equity compensation policy, or the Director Equity Compensation Policy, that provides for automatic, non-discretionary grants of stock options to our non-employee directors. Under the Director Equity Compensation Policy, each non-employee director was eligible to receive the grant of an option to purchase 20,000 shares of our common stock on or before the date of each annual meeting of our stockholders. In addition, the chairs of the compensation and audit committees were eligible to receive the additional grant of an option to purchase 25,000 and 75,000 shares, respectively, of our common stock on or before the date of each annual meeting of our stockholders. Our board of board of directors also approved the grant of 6,250 shares to each member of the Scientific Advisory Board and an additional grant of 25,000 shares to the chair of the Scientific Advisory Board, Dr. Lawlis. Such stock options granted to our non-employee directors vest and become exercisable in 48 equal monthly installments, subject to continued service on our board of directors.

Effective June 1, 2015, our board of directors approved a new director compensation policy, or the 2015 Director Compensation Policy, providing for both cash retainer fees and new automatic, non-discretionary equity grants. Pursuant to the 2015 Director Compensation Policy, our non-employee directors receive the following cash compensation:

•	Each non-employee director receives an annual cash retainer in the amount of $40,000 per year.

•	The Lead Independent Director receives an additional annual cash retainer in the amount of $25,000 per year.

•	The chairperson of the audit committee receives additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee receives additional annual cash compensation in the amount of $10,000 per year for such member’s service on the audit committee.

•	The chairperson of the compensation committee receives additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee receives additional annual cash compensation in the amount of $7,500 per year for such member’s service on the compensation committee.

•	The chairperson of the nominating and corporate governance committee receives additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee receives additional annual cash compensation in the amount of $5,000 per year for such member’s service on the nominating and corporate governance committee.

Under the 2015 Director Compensation Policy, each non-employee director receives an option to purchase 20,000 shares of our common stock upon the director’s initial appointment or election to our board of directors, and an annual option to purchase 10,000 shares of our common stock on the date of each annual meeting of our stockholders thereafter. The initial grant will vest and become exercisable in substantially equal monthly installments over three years, subject to continued service on our board of directors. The annual grant will vest and become exercisable in substantially equal monthly installments over one year, subject to continued service on the board of directors.

In 2015, our non-employee directors received grants of options pursuant to the Director Equity Compensation Policy effective April 1, 2015, the date of pricing of our follow-on offering, and began receiving cash retainer fees and became eligible to receive equity compensation under the 2015 Director Compensation Policy effective as of June 1, 2015. Options granted to non-employee directors on April 1, 2015, vest monthly over a four-year period from the date of grant, subject to continued service on our board of directors.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of December 31, 2015:

Name	Age	Position(s)
Executive Officers
Dennis M. Lanfear	60	President, Chief Executive Officer and Chairman of the Board
Jean-Frédéric Viret, Ph.D.	50	Chief Financial Officer
Barbara K. Finck, M.D.	68	Chief Medical Officer
Alan C. Herman, Ph.D.	68	Chief Scientific Officer
Peter K. Watler, Ph.D.	54	Chief Technical Officer

Mr. Lanfear’s biographical information is set forth in “Proposal No. 1 – Election of Directors” in this proxy statement.

Jean-Frédéric Viret, Ph.D. has served as the Company’s Chief Financial Officer since September 2014. Previously, Dr. Viret was Chief Financial Officer at diaDexus, Inc., a cardiovascular diagnostics company, from February 2012 to September 2014. Prior to that, Dr. Viret was Chief Financial Officer at XDx, Inc. (now CareDx, Inc.), a privately held molecular diagnostics company, from December 2009 to January 2012. From March 2009 to December 2009, Dr. Viret served as the President of JV Consulting, a private consulting firm that provided accounting, public company compliance and other financial consulting services to technology companies. Prior to that time, Dr. Viret served in various capacities at Anesiva, Inc. (previously known as Corgentech Inc.), a public biopharmaceutical company, most recently as a finance consultant from February 2009 to May 2009. Dr. Viret served as Anesiva’s Vice President and Chief Financial Officer from March 2008 to February 2009 and as its Vice President, Finance from August 2006 to February 2008. Dr. Viret held various positions in finance in Anesiva from December 2002 to August 2006 and at Tularik Inc. from March 2000 to November 2002. He held various positions in the business assurance services of PricewaterhouseCoopers LLP from September 1997 to March 2000. Dr. Viret has served on the board of trustees of the International School of the Peninsula in Palo Alto, California since September 2011, where he is a member of the finance and investment committees, and was a member of the audit committee through June 2015. Dr. Viret received a B.S. in Engineering from the Institut National Polytechnique de Lorraine, an M.B.A. from Cornell University and a Ph.D. in Plant Molecular Biology from Université Louis Pasteur (Strasbourg I). He was a visiting fellow at Harvard University and a postdoctoral fellow at the Massachusetts Institute of Technology. As described above, Dr. Viret held various positions with Anesiva, Inc. (previously known as Corgentech Inc.), including as a finance consultant from February 2009 to May 2009, Vice President and Chief Financial Officer from March 2008 to February 2009, Vice President, Finance from August 2006 to February 2008, and various other positions from December 2002 to August 2006. Anesiva, Inc. filed a voluntary petition for bankruptcy in December 2009. Except as described in the preceding sentence, no other event has occurred during the past 10 years requiring disclosure pursuant to Item 401(f) of Regulation S-K of the Securities Act of 1933, as amended, or the Securities Act.

Barbara K. Finck, M.D. has served as our Chief Medical Officer since July 2013 and served as Senior Vice President from July 2012 to July 2013. Dr. Finck previously served as Senior Vice President and Chief Medical Officer of NKT Therapeutics Inc., a biopharmaceutical company, from September 2010 to July 2012. Prior to that, from June 2007 to June 2010, Dr. Finck served as Senior Vice President of Research and Development and Chief Medical Officer at Osprey Pharmaceuticals U.S.A., Inc., a biopharmaceutical company. Prior to that, Dr. Finck served as an executive for various biopharmaceutical companies. Dr. Finck has a B.S. in Physiological Psychology from the University of California, Santa Barbara and received her M.D. from the University of California, San Francisco School of Medicine. She is board certified in internal medicine and rheumatology.

Alan C. Herman, Ph.D. has served as our Chief Scientific Officer since April 2011. Dr. Herman previously founded and served as Chief Executive Officer of WindRose Analytica, Inc., a contract analytical laboratory. In May 2009, WindRose Analytica was acquired by Althea Technologies, Inc., a biologic manufacturing company.

Dr. Herman served as Chief Scientific Officer and Vice President of Product Development at Althea Technologies from May 2009 to April 2011. Prior to that, Dr. Herman served as Senior Director of Quality Control for Tercica, Inc., a biopharmaceutical company. In 1989, Dr. Herman joined Amgen where he started and served in the Analytical Research and Development Department until May 2009. In 1984, he joined Genentech where he worked first in process development and later in pharmaceutics. During his time at Genentech, Dr. Herman worked on a number of products, including human growth hormone, tissue plasminogen activator and interferon. Dr. Herman started his career at Merck, where he worked on a recombinant hepatitis B vaccine. Dr. Herman received his B.S. and M.S. degrees in Biology at Indiana University of Pennsylvania. He received a Ph.D. in Microbiology from Duke University and did his post-doctoral work in oncogenic virus structure at Duke University Medical Center under Dr. Dani Bolognesi.

Peter K. Watler, Ph.D. has served as our Chief Technical Officer since June 2014. Dr. Watler also has served as our Senior Vice President of Process Sciences since March 2012. Dr. Watler was previously the Principal Consultant and Chief Technology Officer of Hyde Engineering Consulting, a global process system design and consulting organization, from January 2007 to May 2012. Previously, Dr. Watler also held various process engineering roles at VaxGen, a biopharmaceutical company, serving as its Vice President of Manufacturing Operations from January 2006 to January 2007 and Senior Director of Manufacturing from August 2002 to December 2005. Prior to that, Dr. Watler worked at Amgen as an Associate Director of Pilot Plant Engineering from June 2000 to August 2002 and an Engineer and Manager from June 1990 to June 2000. Dr. Watler received his B.S. and M.S. degrees in Chemical Engineering from the University of Toronto and a Ph.D. in Chemical Engineering from Yamaguchi University.

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for our named executive officers, or NEOs, and is intended to provide context for the decisions underlying the compensation paid to our NEOs in 2015. This CD&A should be read together with the compensation tables and related disclosures set forth below. Our NEOs for 2015 were as follows:

•	Dennis M. Lanfear, President and Chief Executive Officer;

•	Jean-Frédéric Viret, Ph.D., Chief Financial Officer;

•	Barbara K. Finck, M.D., Chief Medical Officer;

•	Alan C. Herman, Ph.D., Chief Scientific Officer; and

•	Peter K. Watler, Ph.D., Chief Technical Officer.

Executive Summary

Pay for Performance. Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our NEOs for fiscal year 2015 was aligned with the Company’s performance during 2015, in which we successfully executed against our product development timeline, funding and partnering goals and manufacturing, quality and process development goals.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards and annual cash incentives, each of which depends on our actual performance. For fiscal year 2015, approximately 80% of our NEOs’ total target compensation was in the form of stock options and annual cash incentives, in order to focus the management team on long-term performance achievements.

2015 Compensation Highlights. Consistent with our compensation philosophy, key compensation decisions for 2015 included the following:

•	Base Salaries and Target Annual Cash Incentive Opportunities. Our Compensation Committee approved increases to our NEOs’ base salaries effective July 1, 2015 and increases to our NEOs’ target cash bonuses effective May 21, 2015. Such increases, other than with respect to our CEO’s target cash bonus, were intended to position our NEOs at the 75th percentile of our peer group based on the market analysis of our independent compensation consultant, consistent with our overall philosophy. Our CEO’s target cash bonus was set at 100% of his base salary, which our Compensation Committee determined was the optimal level to incentivize our CEO to achieve corporate goals.

•	Annual Cash Incentives. For 2015, our Board selected corporate performance goals for our performance-based annual bonus program that were intended promote our business plan and short-term goals in the categories of clinical/regulatory, financing, pipeline selection, legal, commercial strategy, business development/alliance management and manufacturing/quality/process development. In early 2016, the Board determined our overall corporate achievement percentage to be 80%, and approved payouts under our annual bonus program in accordance with such achievement, taking into account individual achievement as applicable.

•	Equity-Based Long Term Incentives. In 2015, we granted approximately 80% of our NEOs’ total target compensation as equity-based compensation in the form of stock options. We believe that stock options effectively align the interests of our executives with those of our stockholders, providing significant leverage if our growth objectives are achieved while also placing a significant portion of compensation at risk if our objectives are not achieved. In the event that our executives fail to increase stockholder value over the term of their stock options, or if stockholder value remains stagnant, then our NEOs will realize no value from their stock options.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

•	Pay for performance. A significant portion of executive compensation is “at risk” based on corporate performance, and additionally is equity-based, in order to align the interests of our executive officers with stockholders.

•	Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.

•	Independent compensation consultant. The Compensation Committee retains an independent compensation consultant to review our executive compensation program and practices.

•	No guaranteed annual salary increases or bonuses. Our NEOs’ salary increases are based on individual evaluations and their annual cash incentives are tied to corporate performance.

•	Limited perquisites. We provide only limited perquisites or personal benefits to our NEOs, and do not consider these to be a significant component of our executive compensation program.

•	No tax gross-ups. We do not provide any tax gross-ups to our NEOs.

•	No hedging or pledging. We prohibit our employees and directors from hedging or pledging any Company securities.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate and reward leaders with the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;

•	Motivate our NEOs to help the Company achieve the best possible financial and operational results;

•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and

•	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our CEO, whose compensation is determined by the Board.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our CEO (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our CEO’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which he has direct knowledge. Our Board makes decisions regarding our CEO’s compensation, following recommendation from the Compensation Committee.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, our Compensation Committee retained Radford as an independent compensation consultant to provide a competitive review of executive compensation, including developing a peer group of public companies, reviewing our executive compensation program covering cash and equity, and analyzing peer practices. In May 2015, in consultation with Radford, our Compensation Committee selected our peer group as follows:

• Acceleron Pharma	• Cytokinetics	• Merrimack Therapeutics	• Relypsa
• Amicus Therapeutics	• Depomed	• New Link Genetics	• Sage Therapeutics
• Array BioPharma	• Dermira	• OncoMed Pharmaceuticals	• Tetraphase Pharmaceuticals
• Atara Biotherapeutics	• Five Prime Therapeutics	• Portola Pharmaceuticals	• Ultragenyx Pharmaceuticals
• Cempra	• Flexion Therapeutics	• Radius Health	• Vital Therapies
• ChemoCentryx	• Karyopharm Therapeutics	• Receptos

Our peer group was selected by targeting clinical stage, recently public biotechnology companies located in biotechnology hubs with similar organizational complexity and market capitalization. As of May 2015, as compared to such peer group, we were at the 74th percentile for 12-month trailing revenues, the 30th percentile for market capitalization and the 35th percentile for headcount.

For 2015, the Compensation Committee used Radford’s analysis to help structure a competitive executive compensation program based on an overall philosophy of targeting total compensation for our executives at the 50th to 75th percentile of its peer group, which the Compensation Committee believes is appropriate in light of the need to attract and retain talent from large biologics companies. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;

•	Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

•	Equity Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2015 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In August 2015, our Compensation Committee (or our Board, with respect to our CEO) approved increases to each of our NEOs’ base salaries effective July 1, 2015. Prior to such adjustments, our NEOs’ overall base salaries approximated the 50th percentile of the market, with our CEO’s base salary approximating the 25th percentile of market, and such increases positioned our NEOs’ base salaries at the 75th percentile of our peer group, consistent with our overall philosophy of targeting compensation at between the 50th and 75th percentiles of the market. The table below shows our NEOs’ 2014 annual base salaries and 2015 annual base salaries following such determinations.

Name	2014 Annual Base Salary ($)	2015 Annual Base Salary, effective July 1, 2015 ($)
Dennis M. Lanfear	450,000	561,700
Jean-Frédéric Viret	350,000	373,000
Barbara Finck	375,000	407,500
Alan Herman	350,000	412,000
Peter Watler	335,000	341,700

Annual Performance-Based Incentive Compensation

Our annual performance-based bonus program is designed to motivate our executives to meet or exceed company-wide short-term performance objectives. Our annual bonus program provides for the payment of cash bonuses based on each NEO’s target annual bonus, our overall achievement of corporate performance objectives and, as applicable, each NEO’s achievement of his or her personal goals. Each NEO’s actual bonus is determined as the following: Base Salary × Target Bonus Percentage × (Overall Corporate Goal Achievement × Corporate Weighting + Personal Goal Achievement × Personal Goal Weighting).

In 2015, our Compensation Committee approved increases to our NEOs’ target cash bonuses, expressed as a percentage of annual base salary, effective May 21, 2015. Prior to such adjustments, the overall target cash bonuses of our NEOs other than our CEO were below the 25th of the market, and such increases positioned such NEOs’ target cash bonuses at 75th percentile of the market, consistent with our overall benchmarking philosophy. With respect to our CEO’s target cash bonus, the Compensation Committee approved increasing the target cash bonus to 100% of annual base salary to provide what it determined was the optimal level of incentive for our CEO to achieve corporate goals. For 2015, our Compensation Committee also determined that bonuses to our NEOs would be based 25% on personal goals and 75% on corporate goals, with the exception of our CEO, whose bonus would be based 100% on corporate goals in light of his overall responsibility for the company. The table below shows our NEOs’ 2014 annual target bonuses and 2015 annual target bonuses, each as a percentage of base salary, following such determinations.

Name	2014 Target Bonus	2015 Target Bonus
Dennis M. Lanfear	75%	100%
Jean-Frédéric Viret	30%	40%
Barbara Finck	30%	40%
Alan Herman	30%	40%
Peter Watler	30%	40%

Under our annual bonus program, corporate goals and performance targets are reviewed and approved by the Compensation Committee, which gives its recommendations to the Board. For fiscal year 2015, following recommendation from our Compensation Committee, our Board approved corporate performance goals and corresponding weights in the categories of clinical/regulatory, financing, pipeline selection, legal, commercial strategy, business development/alliance management and manufacturing/quality/process development. Given that our corporate goals are related to our business strategy and are highly confidential, we do not publicly disclose them. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm. These goals were set by our Board at a level our Board Committee determined would require substantial effort to be achieved, such that the goals would not be expected to be achieved with average or below average performance.

For each NEO, other than the CEO, our Compensation Committee also sets personal goals based on each NEO’s area of responsibility and potential for growth and leadership. The personal goals for such NEOs were based on the following: For Dr. Viret: funding goals; for Dr. Finck: development timeline goals; for Dr. Herman: early development timeline goals; and for Dr. Watler: manufacturing, quality and process development goals.

In early 2016, the Compensation Committee reviewed our 2015 performance under our corporate goals and the Board determined, after reviewing the recommendations from the Compensation Committee, overall corporate achievement of 80%. Our actual achievement of each individual corporate goal for 2015 is set forth in the table below.

Corporate Goal	Weighting	Actual Achievement	Weighted Achievement
Clinical/Regulatory
CHS-1701	20%	75%	15%
CHS-1420	10%	75%	7.5%
CHS-0214	5%	100%	5%
Financing	20%	100%	20%
Pipeline Selection	5%	100%	5%
Legal	5%	100%	5%
Commercial Strategy	5%	100%	5%
Business Development	5%	50%	2.5%
Alliance Management	5%	100%	5%
Manufacturing/Quality/Process Development	20%	50%	10%

Total	100%		80%

The Compensation Committee further evaluated the achievement of each NEO (other than the CEO) with respect to his or her personal goals, taking into account the recommendation of our CEO who has direct knowledge of the performance of each other NEO. Following such evaluation, the Compensation Committee determined the following personal goal achievement percentages and bonus payouts as a percentage of target bonus for each NEO:

Name	Corporate Goal Achievement	Personal Goal Achievement	Bonus as a Percentage of Target
Dennis M. Lanfear	80%	80%	80%
Jean-Frédéric Viret	80%	100%	85%
Barbara Finck	80%	75%	78.75%
Alan Herman	80%	75%	78.75%
Peter Watler	80%	90%	82.5%

The dollar amounts of our NEOs’ 2015 annual bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2015 Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In 2015, we granted all equity-based compensation to our NEOs in the form of stock options, which we believe effectively align the interests of our executives with those of our stockholders because our NEOs will realize no value in their stock options in the event they fail to increase stockholder value over the term of their options.

In determining the size of the stock option grants to our NEOs, our Compensation Committee considered the transition to becoming a publicly traded company and peer group data analysis. The Compensation Committee selected companies that are at a pre-commercial stage with an emphasis on late stage programs and in specific geographic areas. These companies also completed an IPO after 2010 and have market capitalizations ranging from $300 million to $3 billion. The Compensation Committee determined to grant two stock option awards during our annual grants to our CEO in order to provide additional retention value through a second grant with longer than a standard four-year vesting period.

Our Board made the following grants of stock options to our NEOs, effective as of April 2015:

Name	Number of Shares Underlying Stock Options (#)	Grant Date Fair Value ($)
Dennis M. Lanfear	250,000	4,725,175
	150,000	2,835,105
Jean-Frédéric Viret	100,000	1,826,410
Barbara Finck	100,000	1,826,410
Alan Herman	50,000	913,205
Peter Watler	100,000	1,826,410

Except with respect to Mr. Lanfear’s stock option covering 250,000 shares of common stock, these stock option awards vest as to 1/48th of the total number of shares subject to the option on each monthly anniversary of April 1, 2015, subject to continued service through each applicable vesting date. Mr. Lanfear’s stock option covering 150,000 shares of common stock vest as to 1/5th of the total number of shares subject to the option on each anniversary of April 1, 2015, subject to continued service through each applicable vesting date.

In addition to the grants in the table above, in May 2015, our Board approved an additional stock option grant to Mr. Lanfear covering 35,000 shares of common stock in light of Mr. Lanfear’s extraordinary performance in 2014. Such option vests as to 1/48th of the total number of shares subject to the option on each monthly anniversary of April 1, 2015, subject to continued service through each applicable vesting date.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Code. Under the 401(k) plan, employees may elect to contribute up to a maximum of 90% of his or her salary, not to exceed the contribution amount allowed by the IRS. We do not provide any matching contributions under the 401(k) plan.

Perquisites and Other Personal Benefits

We provide only limited perquisites and personal benefits to our NEOs, including payment of life insurance premiums, health club membership dues, and for our CEO, concierge physician services. Such benefits are intended to attract and retain qualified talent, as well as to promote the physical health of our executives. We do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Severance and Change in Control Arrangements

We have severance and change in control arrangements with each of our NEOs, which provide for severance benefits and payments upon certain involuntary terminations, including in connection with a change in control. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can serve to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance and change in control arrangements are designed to provide our NEOs with treatment that is competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2015, are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Derivatives Trading, Hedging, and Pledging Policies. Our Insider Trading Policy provides that no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. This prohibition includes any interest or position relating to put options, call options or short sales, or engaging in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Deductibility of Compensation. Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer within a fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers through the use of performance-based compensation is an important part of our responsibilities and benefits our stockholders, even if it may be non-deductible under Section 162(m) of the Code.

Nonqualified Deferred Compensation. The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2015 and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board (“FASB”) Accounting Standards Codification Topic 718, (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2016 Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee

James I. Healy, M.D., Ph.D.

V. Bryan Lawlis, Ph.D.

Mary T. Szela

EXECUTIVE COMPENSATION TABLES

2015 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years ending on December 31, 2015, 2014 and 2013.

Name and Principal Positions	Year	Salary($)	Bonus($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Dennis M. Lanfear	2015	546,181	—	8,159,039	449,360	3,837	9,158,417
President, Chief Executive Officer and Chairman of the Board	2014 2013	450,154 400,000	— 337,625	4,670,578 638,063	506,250 —	37,490 3,921	5,664,472 1,379,609

Jean-Frédéric Viret, Ph.D.(4)	2015	363,320	—	1,826,410	126,820	1,875	2,318,425
Chief Financial Officer	2014	102,449	—	1,469,729	35,959	658	1,608,795

Barbara Finck	2015	410,359	—	1,826,410	128,363	182	2,365,314
Chief Medical Officer	2014	379,760	—	—	168,750	415	548,925
	2013	330,375	112,625	394,554	—	321	837,875

Alan C. Herman, Ph.D.	2015	404,708	—	913,205	129,780	142	1,447,835
Chief Scientific Officer	2014 2013	352,217 296,120	— 105,115	1,951,129 121,232	105,000	51,648 321	2,459,994 522,788

Peter Watler	2015	356,825	—	1,826,410	112,761	1,935	2,297,931
Chief Technical Officer

(1)	These amounts represent the grant date fair value of the options granted to our NEOs during 2015 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value are set forth in Note 12 to the audited consolidated financial statements included in the Annual Report on Form 10-K. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the employees from the options.
(2)	Amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned under our bonus program, a non-equity incentive program for the achievement of corporate operating goals/performance in 2015.
(3)	Amounts in this column consist of the following for 2015:

Name	Tax gross up for noncash holiday gifts ($)	Reimbursement of Company- sponsored health club membership fees ($)	Reimbursement for personal concierge physician services ($)	Total all other compensation ($)
Dennis M. Lanfear	237	1,800	1,800	3,837
Jean-Frédéric Viret	135	1,740	—	1,875
Barbara Finck	182	—	—	182
Alan Herman	142	—	—	142
Peter Watler	135	1,800	—	1,935

(4)	Dr. Viret commenced employment with us on September 22, 2014.

2015 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2015:

Name	Board Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: (#) of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Dennis M. Lanfear	4/2/2015	4/2/2015				250,000	(3)	29.00	4,725,175
	4/2/2015	4/2/2015				150,000	(4)	29.00	2,835,105
	5/21/2015	5/21/2015				35,000	(3)	25.26	598,759
			—	561,700	561,700

Jean-Frédéric Viret	3/31/2015	4/1/2015				100,000	(3)	29.00	1,826,410
			—	149,200	149,200

Barbara Finck	3/31/2015	4/1/2015				100,000	(3)	29.00	1,826,410
			—	163,000	163,000

Alan Herman	3/31/2015	4/1/2015				50,000	(3)	29.00	913,205
			—	164,800	164,800

Peter Watler	3/31/2015	4/1/2015				100,000	(3)	29.00	1,826,410
			—	136,680	136,680

(1)	The amounts shown represent the value of bonus awards under our annual bonus program earned in 2015 and paid in 2016. No threshold amounts were applicable under the program. The target and maximum amounts represent each NEO’s target annual bonus multiplied by his or her base salary. For additional detail on our annual bonus program, please see “Compensation Discussion and Analysis – Annual Performance-Based Incentive Compensation” above.
(2)	The amounts shown represent the fair value per share as of the grant date determined pursuant to stock compensation accounting, multiplied by the number of shares. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the assumptions used in calculating these values.
(3)	Vests as to 1/48th of the total numbers of shares subject to the option in monthly installments over four years measured from April 1, 2015, subject to continued service.
(4)	Vests as to 1/5th of the total numbers of shares subject to the option in yearly installments over five years measured from April 1, 2015, subject to continued service.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2015.

			Option Awards(1)
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dennis M. Lanfear	10/12/2010	(3)	29,994	—	$0.0083	10/11/2020
	4/19/2011	(2)	331,054	—	$0.4168	7/17/2021
	7/20/2013	(3)	181,213	118,727	$1.4170	11/21/2023
	3/11/2014	(3)	393,477	505,900	$1.6670	3/10/2024
	4/1/2015	(3)	41,667	208,333	$29.0000	4/1/2025
	4/1/2015	(4)	—	150,000	$29.0000	4/1/2025
	4/1/2015	(3)	5,833	29,167	$25.2600	05/21/2025

Jean-Frédéric Viret	9/22/2014	(2)	42,179	92,794	$13.5000	11/5/2024
	4/1/2015	(3)	16,666	83,334	$29.0000	3/31/2025

Barbara Finck	7/2/2012	(2)	103,503	17,672	$2.0838	2/27/2023
	7/30/2013	(3)	54,363	35,618	$1.4170	11/21/2023
	4/1/2015	(3)	16,666	83,334	$29.0000	3/31/2025

Alan Herman	4/19/2011	(2)	32,862	—	$0.4168	7/17/2021
	7/30/2013	(3)	34,430	22,558	$1.4170	11/21/2023
	3/11/2014	(3)	64,316	82,694	$1.6670	3/10/2024
	4/1/2015	(3)	8,333	41,667	$29.0000	3/31/2025

Peter Watler	3/19/2012	(2)	133,588	8,906	$2.0838	12/13/2022
	7/30/2013	(3)	27,181	17,809	$1.4170	11/21/2023
	6/30/2014	(3)	11,246	18,747	$2.5005	6/29/2024
	04/1/2015	(3)	16,666	83,334	$29.0000	3/31/2025

(1)	Each stock option was granted pursuant to our 2010 and 2014 Equity Incentive Plans.
(2)	Vests as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option in monthly installments over the three year period thereafter, subject to continued service through each applicable vesting date.
(3)	Vests as to 1/48th of the total numbers of shares subject to the option in monthly installments over four years measured from the applicable vesting dates, subject to continued service through each applicable vesting date.
(4)	Vests as to 1/5th of the total numbers of shares subject to the option in yearly installments over five years measured from the applicable vesting date, subject to continued service through each applicable vesting date.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised and stock vested during the year ended December 31, 2015, and the value realized upon exercise and vesting of stock awards by our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting ($)(2)
Dennis M. Lanfear	—	—	—		—
Jean-Frédéric Viret	—	—	—		—
Barbara Finck	—	—	—		—
Alan Herman	72,664	1,991,877	21,246	(3)	540,3156
Peter Watler	—	—	—		—

(1)	The value realized equals the excess of our closing stock price on the date of exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.
(2)	The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by our closing stock price on the vesting date.
(3)	Represents founders’ shares held by Dr. Herman.

Potential Payments Upon Termination or Change in Control

Prior Arrangements

As of January 1, 2015, we were a party to offer letters with each of Mr. Lanfear and Dr. Herman, which provided for severance payments and benefit upon certain qualifying terminations.

Under Mr. Lanfear’s offer letter, in the event Mr. Lanfear was terminated without “cause” (as defined in his offer letter), other than during the 12-month period commencing upon a change in control, he would receive: (i) 12 months’ continuation of base salary, paid in accordance with the Company’s normal payroll practices commencing on the 60th day following such termination; (ii) a sum equal to the product of (A) the per month medical and dental coverage premium pursuant to COBRA and (B) 12, to be paid on the 60th day following such termination; (iii) acceleration of vesting of such number of shares subject to any stock options and equity awards that would have become vested in the 12 months immediately following such termination had Mr. Lanfear remained employed with the Company through such period; and (iv) 12 months following such termination in which to exercise vested options. In the event that Mr. Lanfear was terminated without cause or resigned for “good reason” (as defined in his offer letter), in either case, within the 12-month period commencing upon a change in control, then in addition to the foregoing severance payments and benefits, Mr. Lanfear would receive full accelerated vesting of all stock options and equity awards, and he would be entitled to six months following such termination in which to exercise vested options. All such severance payments and benefits were subject to the execution and non-revocation of a general release of claims against the Company that becomes effective and irrevocable within 60 days of Mr. Lanfear’s termination.

Under Dr. Herman’s offer letter, in the event he was terminated without “cause” (as defined in his offer letter), other than during the 12-month period commencing upon a change in control, he would receive: (i) six months’ continuation of base salary, paid in accordance with the Company’s normal payroll practices commencing on the 60th day following such termination; (ii) a sum equal to the product of (A) the per month medical and dental coverage premium pursuant to COBRA and (B) six, to be paid on the 60th day following such termination; (iii) acceleration of vesting of such number of shares subject to any stock options and equity awards that would have vested in the six months immediately following such termination had the executive remained employed with the Company through such period; and (iv) six months following such termination in which to exercise vested options. In the event that Dr. Herman was terminated without cause or resigned for “good reason” (as defined in his offer letter), in either case, within the 12-month period commencing upon a change in control, then in addition to the foregoing severance payments and benefits, he would receive full accelerated vesting of all stock options and equity awards, and he would be entitled to six months following such termination in which to exercise vested options. All such severance payments and benefits were subject to the execution of a general release of claims against the Company that becomes effective and irrevocable within 60 days of Dr. Herman’s termination.

New Change in Control Severance Agreements

In October 2015, the Company entered into change in control severance agreements with each of our NEOs, which, for Mr. Lanfear and Dr. Herman, supersede the severance terms of their offer letters. Each change in control severance agreement provides that, in the event the NEO’s employment is terminated by the Company other than for “cause” (as defined in the agreement) or the executive experiences a “constructive termination” (as defined in the agreement, and together with a termination by the Company without cause, a “qualifying termination”), the NEO will receive as severance continued payment of base salary for six months plus one month for each completed full year of service with the Company, provided that the maximum amount calculated shall be 12 months (“the Severance Period”) (or 24 months in the case of Mr. Lanfear), continued healthcare coverage premium reimbursement for the Severance Period (or 24 months in the case of Mr. Lanfear) and the vesting of each equity award, including each stock option, will be accelerated in respect of that number of shares that would have vested during the Severance Period (or 24 months in the case of Mr. Lanfear) following the NEO’s termination date.

In the event the termination occurs during the 12 months following a change in control, then the severance payment will be made in a single cash lump sum, vesting acceleration is increased to 100% of the shares subject to each equity award and the base salary payment and healthcare continuation coverage premium reimbursement for each of the executives, other than Mr. Lanfear, is increased to 12 months. All such severance payments and benefits are subject to the execution of a general release of claims against the Company that becomes effective and irrevocable within 60 days of the NEO’s termination.

The change in control severance agreements also provide for a parachute payment “best pay” provision, under which payments and benefits will either be made to the NEO in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

The following table shows the payments and benefits that would be made to our NEOs assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2015.

Name	Cash Severance ($)	COBRA Premiums ($)	Equity Acceleration ($)(1)	Total Potential Payment ($)(2)
Dennis M. Lanfear
Qualifying Termination	1,123,400	61,165	12,132,942	13,317,507
Qualifying Termination in Connection with a CIC	1,123,400	61,165	13,329,864	14,514,429
Jean-Frédéric Viret
Qualifying Termination	217,583	16,063	186,201	419,847
Qualifying Termination in Connection with a CIC	373,000	27,536	877,831	1,278,367
Barbara Finck
Qualifying Termination	305,625	16,059	732,376	1,054,060
Qualifying Termination in Connection with a CIC	407,500	21,412	1,136,243	1,565,155
Alan Herman
Qualifying Termination	343,333	17,843	907,899	1,269,075
Qualifying Termination in Connection with a CIC	412,000	21,412	2,246,770	2,680,182
Peter Watler
Qualifying Termination	256,275	7,384	482,703	746,362
Qualifying Termination in Connection with a CIC	341,700	9,845	953,137	1,304,682

(1)	Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of $22.96, the closing stock price of our common stock on December 31, 2015 over the applicable exercise price, multiplied by the number of option shares accelerated.
(2)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2015. Amounts of any reduction pursuant to the parachute payment best pay provision, if any, would be calculated upon actual termination of employment.

Compensation Risk Assessment

Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The percentage of shares beneficially owned is computed on the basis of 39,139,225 shares of our common stock outstanding as of March 31, 2016. Shares of our common stock that a person has the right to acquire within 60 days of March 31, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors, director nominees and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Coherus BioSciences, Inc., at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

Name of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Convertible /Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
Entities associated with FMR LLC(1)	5,090,805	—	5,090,805	13.01%
KKR Biosimilar L.P.(2)	3,055,055	894,774	3,949,829	9.87%
HealthCare Royalty Partners III, L.P.(3)	—	3,355,403	3,355,403	7.90%
Lilly Ventures Fund I, LLC(4)	3,042,019	—	3,042,019	7.77%
Sofinnova Venture Partners, VII, L.P.(5)	2,893,221	—	2,893,221	7.39%
Daiichi Sankyo Company, Limited(6)	2,867,426	—	2,867,426	7.33%
Entities associated with Venrock Associates VI, LP(7)	2,341,882	—	2,341,882	5.98%
Entities associated with MX II Associates, LLC(8)	1,910,920	178,955	2,089,875	5.32%
Executive Officers and Directors
Barbara K. Finck, M.D.(9)	26,791	206,945	233,736	*
James I. Healy, M.D., Ph.D.(10)	2,893,313	29,057	2,922,370	7.46%
Alan C. Herman, Ph.D.(11)	515,279	166,399	681,678	1.73%
Dennis M. Lanfear(12)	1,503,126	1,167,854	2,670,980	6.63%
V. Bryan Lawlis, Ph.D.(13)	—	49,496	49,496	*
Christos Richards(14)	63,836	50,407	114,243	*
Ali J. Satvat(15)	3,055,055	914,563	3,969,618	9.91%
Mary T. Szela(16)	—	12,289	12,289	*
August J. Troendle, M.D.(17)	1,940,914	184,371	2,125,285	5.40%
Mats Wahlström(18)	632,111	153,575	785,686	2.00%
Jean-Frédéric Viret, Ph.D(19).	400	82,921	83,321	*
Peter K. Watler, Ph.D.(20)	—	319,258	319,258	*
All directors and executive officers as a group (12 persons)(21)	10,630,825	3,337,135	13,967,960	32.88%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

As reported on Schedule 13G/A filed by FMR LLC (“FMR”) and Abigail P. Johnson on February 12, 2016, consists of an aggregate of 5,090,805 shares beneficially owned by FMR. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by

Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR has its principal business office at 245 Summer Street, Boston MA 02210.
(2)	Consists of (i) 3,055,055 outstanding shares and (2) 894,744 shares issuable upon conversion of $20,000,000 aggregate principal amount of Coherus’s 8.2% Convertible Senior Notes due 2022 (the “Notes”) owned directly by KKR Biosimilar L.P.Holders of the Notes may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding March 31, 2022. KKR Biosimilar GP LLC is the sole general partner of KKR Biosimilar L.P. KKR Fund Holdings L.P. is the sole member of KKR Biosimilar GP LLC. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of KKR Biosimilar GP LLC, KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P., KKR Management LLC, and Messrs. Kravis and Roberts disclaim beneficial ownership over all shares held by KKR Biosimilar L.P. except to the extent of their indirect pecuniary interests therein. Ali J. Satvat, who is a member of our board of directors, is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Mr. Satvat disclaims beneficial ownership of all shares held by KKR Biosimilar L.P. except to the extent of his indirect pecuniary interests therein. The address of the entities affiliated with Kohlberg Kravis Roberts & Co. L.P. and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019. The address of Messrs. Roberts and Satvat is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(3)	Consists of 3,355,403 shares issuable upon the conversion of $75,000,000 aggregate principal amount of Notes held by HealthCare Royalty Partners III, L.P. (“HCRP III”); HCRP Overflow Fund, L.P (“HCRP Overflow” and together with HCRP III the “HCRP Holders”); and MOLAG Healthcare Royalty, LLC (“MOLAG Healthcare”). HealthCare Royalty GP III, LLC is the general partner of HCRP III and therefore may be deemed to beneficially own the shares held by HCRP III. HCRP Overflow GP, LLC is the general partner of HCRP Overflow and therefore may be deemed to beneficially own the shares held by HCRP Overflow. HealthCare Royalty Management, LLC is the investment manager of each of HealthCare Royalty GP III, LLC, and HCRP Overflow GP, LLC and therefore may be deemed to beneficially own the shares beneficially owned by the HCRP Holders. Todd C. Davis, Clarke B. Futch, Christopher A. White and Michael G. Carter comprise the investment committee that, through HealthCare Royalty Management, LLC, is responsible for the voting and investment decisions relating to the shares beneficially owned by the HCRP Holders. HCRP MGS Account Management, LLC is the investment manager of MOLAG Healthcare and therefore may be deemed to beneficially own the shares held by MOLAG Healthcare. Vanderbilt Account Management GP, LLC is the managing member of HCRP MGS Account Management, LLC and therefore may be deemed to beneficially own the shares held by MOLAG Healthcare. Todd C. Davis, Clarke B. Futch and Gregory B. Brown comprise the operating committee that, through Vanderbilt Account Management GP, LLC, is responsible for the voting and investment committee decisions relating to the shares beneficially owned by MOLAG Healthcare. The HCRP Holders and MOLAG Healthcare may be deemed to be a group as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended, and each member of such group may be deemed to beneficially own the shares beneficially owned by other members constituting such group. Each of Messrs. Davis, Futch, White, Brown and Carter disclaims beneficial ownership of such shares.
(4)	The shares are owned directly by Lilly Ventures Fund I, LLC. Eli Lilly and Company, as Sole Managing Member of Lilly Ventures Fund I, LLC, and pursuant to the LLC Agreement of Lilly Ventures Fund I, LLC, has voting authority with respect to shares owned by Lilly Ventures Fund I, LLC. The address of Lilly Ventures Fund I, LLC is 115 West Washington Street, Suite 1680 – South, Indianapolis, IN 46204.
(5)

The shares are owned directly by Sofinnova Venture Partners VII, L.P., or SV VII. Sofinnova Management VII, L.L.C., or SV VII LLC, the general partner of SV VII, and Dr. Healy, Michael Powell and Eric Buatois,

the managing members of SV VII LLC, may be deemed to have shared voting and dispositive power over the shares owned by SV VII. Such persons and entities disclaim beneficial ownership over the shares owned by SV VII except to the extent of any pecuniary interest therein. The address of SV VII is c/o Sofinnova Ventures, 3000 Sand Hill Road, Suite 4-250, Menlo Park, CA 94025.
(6)	The shares are owned directly by Daiichi Sankyo Company, Limited, or Daiichi Sankyo. Daiichi Sankyo is a publicly traded company on the Tokyo Stock Exchange. As of March 31, 2015, Daiichi Sankyo had 128,226 shareholders (none of whom owned or beneficially owned more than 10% of Daiichi Sankyo’s outstanding shares of common stock) and approximately 709,011,343 shares (excluding treasury shares held by Daiichi Sankyo and its consolidated subsidiaries) of common stock outstanding. This beneficial ownership information includes information contained in publicly available filings made by Daiichi Sankyo shareholders regarding their ownership of Daiichi Sankyo’s common stock under the Securities and Exchange Law of Japan. The address of Daiichi Sankyo is 3-5-1 Nihonbashi Honcho, Chuo-Ku, Tokyo 103-8426 Japan.
(7)	Consists of (i) 1,364,481 shares of common stock by Venrock Associates VI, L.P., or VA VI, (ii) 107,132 shares of common stock by Venrock Partners VI, L.P., or VP VI, (iii) 516,524 shares of common stock held by Venrock Healthcare Capital Partners, L.P., or VHCP, (iv) 94,486 shares of common stock held by VHCP Co-Investment Holdings, LLC, or VHCP Co., (v) 218,013 shares of common stock held by Venrock Healthcare Capital Partners II, L.P., or VHCP II, and (vi) 41,246 shares of common stock held by VHCP Co-Investment Holdings II, LLC, or VHCP Co. II. Venrock Management VI, LLC, or VM VI, is the sole general partner of VA IV. Venrock Partners Management VI, LLC, or VPM VI, is the sole general partner of VP IV. VHCP Management, LLC, or VHCPM, is the sole general partner of VHCP and the manager VHCP Co. VHCP Management II, LLC, or VHCPM II, is the sole general partner of VHCP II and the manager of VHCP Co. II. VM VI, VPM VI, VHCPM and VHCPM II expressly disclaim beneficial ownership over all shares held by VA VI, VP VI, VHCP, VHCP Co., VHCP II and VHCP Co. II, except to the extent of their indirect pecuniary interest therein. Anders D. Hove and Bong Y. Koh are members of VHCPM and VHCPM II and disclaim beneficial ownership over all shares held by VHCP, VHCP Co., VHCP II and VHCP Co. II, except to the extent of their indirect pecuniary interests therein. The address of each of the entities is c/o Venrock, 3340 Hillview Avenue, Palo Alto, CA 94304.
(8)	Includes (i) 268,428 shares held by Medpace Investors, LLC, or Medpace Investors, (ii) 1,642,492 shares held by MX II Associates LLC, or MX II Associates and (iii) 178,955 shares issuable upon the conversion of $4,000,000 aggregate principal amount of Notes held by MX II Associates. August J. Troendle, M.D., is the President of Medpace Investors and the Managing Member of MX II Associates. Voting and dispositive decisions with respect to shares held by Medpace Investors and MX II Associates are made by Dr. Troendle; however, he disclaims beneficial ownership of the shares held by these entities, except to the extent of any pecuniary interest therein. The address of MX II Associates and affiliated entity is c/o Medpace, Inc., 5375 Medpace Way, Cincinnati, OH 45227.
(9)	Consists of (i) 26,791 shares of common stock, and (ii) 206,945 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Dr. Finck.
(10)	Consists of the shares held by Sofinnova Venture Partners VII, L.P. Dr. Healy is a managing member of Sofinnova Management VII, L.L.C., the general partner of Sofinnova Venture Partners VII, L.P., and disclaims beneficial ownership of the shares held by Sofinnova Venture Partners VII, L.P., except to the extent of his pecuniary interest therein. Also includes (i) 92 shares of common stock and (ii) 29,057 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016.
(11)	Consists of (i) 300,164 shares of common stock held by Alan C. Herman, Ph.D. and Margaret R. Herman, Trustees of the Herman Trust dated March 16, 2001, (ii) 215,115 common stock held by Alan C. Herman, Ph.D., and (iii) 166,399 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Dr. Herman.
(12)	Consists of (i) 1,344,526 shares of common stock held by Dennis M. Lanfear, as Trustee of the Lanfear Revocable Trust, dated January 27, 2004, as restated, (ii) 86,965 shares of common stock held by offering by Lanfear Capital Advisors, LLC, (iii) 71,635 shares of common stock held by Dennis M. Lanfear and (iv) 1,167,854 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Mr. Lanfear.

(13)	Consists of 49,496 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Dr. Lawlis.
(14)	Consists of (i) 63,836 shares of common stock and (ii) 50,407 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Mr. Richards.
(15)	Consists of the shares held by KKR Biosimilar L.P. Mr. Satvat disclaims beneficial ownership of the shares held by KKR Biosimilar L.P., except to the extent of his pecuniary interest therein. Also includes 19,789 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016.
(16)	Consists of 12,289 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Ms. Szela.
(17)	Consists of the shares held by Medpace Investors, LLC and MX II Associates, LLC. Dr. Troendle disclaims beneficial ownership of the shares held by Medpace Investors, LLC and MX II Associates, LLC, except to the extent of his pecuniary interest therein. Also includes (i) 29,994 shares of common stock and (ii) 5,416 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Dr. Troendle.
(18)	Consists of (i) 578,528 shares held by KMG Capital Partners, LLC, (ii) 53,583 shares held by Leonard Capital, LLC, (iii) 44,739 shares issuable upon the conversion of $1,000,000 aggregate principal amount of Notes held by KMG Capital Partners, LLC and (iv) 108,836 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 20165 by Mr. Wahlström. Mr. Wahlström is Chief Executive Officer and Chairman of KMG Capital Partners, LLC and of Leonard Capital, LLC. Mr. Wahlström disclaims beneficial ownership of the shares held by KMG Capital Partners, LLC and Leonard Capital, LLC, except to the extent of his pecuniary interest therein.
(19)	Consists of (i) 400 shares of common stock and (ii) 82,921 shares that that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Dr. Viret.
(20)	Consists of (i) 215,814 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Dr. Watler and (ii) 103,444 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016 by Dr. Watler’s wife.
(21)	Includes (i) 10,088,355 shares held by entities affiliated with certain of our directors and (ii) 13,967,959 shares beneficially owned by our executive officers and directors, which includes the 10,088,355 shares held by such entities, 542,470 shares held by certain of our executive officers, 1,118,468 shares issuable upon the conversion of Notes held by such entities and 2,218,667 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the U.S. Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except with respect to late Form 4 reports filed for Dr. Healy and Sofinnova Venture Partners, VII, L.P. to report common stock issued in connection with an escrow release and earn-out payment that occurred on March 10, 2015 and March 18, 2015, respectively.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.

Registered Stockholders

If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (650) 463-4693 or by mail at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

Annual Reports

This proxy statement is accompanied by our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, or the Form 10-K. The Form 10-K includes our audited financial statements. We have filed the Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at www.coherus.com. In addition, upon written request to the Company’s Corporate Secretary at 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065, we will mail a paper copy of our Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

Other Matters

As of the date of this proxy statement, our board of directors knows of no other matters that will be presented for consideration at the 2016 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2016 Annual Meeting, then proxies will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

/s/ Jean-Frédéric Viret
Jean-Frédéric Viret Chief Financial Officer

Redwood City, California

April 8, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. COHERUS BIOSCIENCES, INC. 333 TWIN DOLPHIN DRIVE ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SUITE 600 If you would like to reduce the costs incurred by our company in mailing proxy REDWOOD CITY, CA 94065 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 V. Bryan Lawlis, PhD 02 Mary T. Szela 03 Ali J. Satvat The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 0 0 0 fiscal year ending December 31, 2016 The Board of Directors recommends you vote 3 YEARS for the following proposal: 3 years 2 years 1 year Abstain 3. To vote on the frequency of holding future stockholder advisory votes regarding compensation awarded to named 0 0 0 0 executive officers NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 (see reverse for instructions) Yes No R1.0.1.25 Please indicate if you plan to attend this meeting 0 0 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000285529 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com COHERUS BIOSCIENCES, INC. Annual Meeting of Stockholders May 24, 2016 3:00 p.m. PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Dennis M. Lanfear and Jean-Frédéric Viret, Ph.D., or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Coherus BioSciences, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 3:00 p.m. PDT on May 24, 2016, at Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address change/comments: R1.0.1.25 _ 2 0000285529 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side